Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

L-1 Investment Partners, LLC

“Buyer”

- and -

Integrated Biometric Technology, Inc.

“Seller”

-and-

Integrated Biometric Technology, LLC

“Subsidiary”

November 4, 2005

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of November 4, 2005 (the “Effective Date”) by and between Integrated Biometric Technology, Inc., a Delaware corporation (the “Seller”), Integrated Biometric Technology, LLC, a Florida Limited Liability Company (the “Subsidiary”), and L-1 Investment Partners, LLC, a Delaware limited liability company (“Buyer” or “L-1”).

A. The Seller is a holding company that owns one hundred percent (100%) of Subsidiary. Subsidiary is engaged in the business of providing biometric technology, including automated electronic fingerprinting technology, to private and governmental customers (the “Business”).

B. The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, fifty-seven percent (57%) of the issued and outstanding membership interests of the Subsidiary, including all financial and governance rights associated therewith (the “Membership Interests”) on the terms and conditions set forth in this Agreement.

C. Simultaneously with closing of the transfer of the Membership Interests from the Seller to the Buyer pursuant to the terms of this Agreement, the Buyer shall contribute to the Subsidiary, in cash, as additional capital, a sum equal to the outstanding borrowings of the Subsidiary at Closing in exchange for the issuance to the Buyer by the Subsidiary of additional membership interests amounting to three percent (3%) of the issued and outstanding membership interests of the Subsidiary immediately after such issuance (“Additional Membership Interests”), and the Subsidiary shall use the proceeds of such capital contribution to repay in full all of the outstanding borrowings of the Subsidiary.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale and Purchase.

1.1. Agreements to Sell and Purchase.

(a) On the Closing Date (as hereinafter defined) the Seller shall sell to Buyer, and Buyer shall purchase from the Seller, the Membership Interests for the Purchase Price set forth in Schedule 1.1 (a) hereof.

(b) On the Closing Date (as hereinafter defined) the Subsidiary shall sell to Buyer, and Buyer shall purchase from the Subsidiary, the Additional Membership Interests for the Additional Purchase Price set forth in Schedule 1.1 (b) hereof.

1.2. Closing. The closing of the sale and purchase of the Membership Interests and the Additional Membership Interests (the “Closing”) will take place at the offices of Boult, Cummings, Conners & Berry, PLC in Nashville, Tennessee, on or before November 14, 2005, provided that all conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions (the “Closing Date”). At the Closing, the Seller shall deliver, or cause to be delivered, to Buyer or its designees an assignment and bill of sale transferring to the Buyer good title to the Membership Interests, free and clear of any liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Membership Interests, and Buyer shall thereupon pay to Seller the Purchase Price (described in Section 1.3). At the Closing, the Subsidiary shall deliver, or cause to be delivered, to Buyer or its designees the Additional Membership Interests free and clear of any liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Additional Membership Interests, and Buyer shall thereupon pay to Subsidiary the Additional Purchase Price (described in Section 1.3).

1.3. Purchase Price and Additional Purchase Price. The consideration to be paid by Buyer for the Membership Interests (the “Purchase Price”) is described in Schedule 1.1(a). The consideration to be paid by Buyer for the Additional Membership Interests (the “Additional Purchase Price”) is described in Schedule 1.1(b) The Purchase Price and the Additional Purchase Price shall be made in cash (U.S. Dollars) via wire transfer, or in the alternative, such other payment method as agreed to by the Buyer and Seller.

2. Representations and Warranties of the Seller.

Each representation and warranty contained in this Article 2 is qualified by the disclosures made in the disclosure schedule attached hereto as Schedule 2 (the “Disclosure Schedule”). This Article 2 and the Disclosure Schedule shall be read together as an integrated provision. References in this Article 2 to the Seller’s “knowledge” means, unless provided otherwise, the (i) the actual knowledge of any of the following individuals: Charles Carroll, Ivan Tennyson, Richard Spencer, Phillip Sandidge and Pat Haley and/or (ii) what any of such named individuals would be reasonably expected to know upon the exercise of reasonable due inquiry. The Seller and the Subsidiary represent and warrant to Buyer that as of the date hereof and the Closing Date:

2.1. Organization and Good Standing.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with full limited liability company power and authority to carry on the Business as it is now and has since its organization been conducting, and to own, lease or operate its assets and properties. The Seller and the Subsidiary are each duly qualified to do business and are in good standing in every jurisdiction in which the character of the properties owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, properties, business, or results of operations of the Seller and/or the Subsidiary, taken as a whole, or (b) a material adverse effect on the ability of the Seller and/or the Subsidiary to perform its respective material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, changes, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America and (ii) conditions generally applicable to the industry in which the Seller or the Subsidiary operates (except in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, assets, or financial condition of the Seller and the Subsidiary, taken as a whole). Schedule 2.1 lists all of the jurisdictions in which the Seller and the Subsidiary are qualified to do business.

(b) The Seller and the Subsidiary have each obtained all licenses, permits, easements, variances, exemptions, consents, certificates, orders, approvals, franchises and other authorizations (collectively, the “Subsidiary Permits”) and have taken all actions required by applicable law or regulations of any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency, competent authority, notified body or commission or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a “Governmental Entity,” and collectively “Governmental Entities”) in connection with their Businesses as now conducted (or to the extent such actions are currently required, in connection with the Businesses reasonably anticipated to be conducted over the next twelve months), except where the failure to obtain any such Subsidiary Permits or to take any such action, individually or in the aggregate, does not and would not reasonably be expected to have a Material Adverse Effect.

2.2. Ownership of Membership Interests.

(a) The Seller owns all of the outstanding membership interests of the Subsidiary free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind (collectively “Liens”). The Membership Interests and the Additional Membership Interests being purchased by the Buyer for the Purchase Price and Additional Purchase Price will collectively constitute 60% of the issued and outstanding membership interests in the Subsidiary immediately after closing. The remaining 40% of the issued and outstanding membership interests (the “Remaining Membership Interests”) shall continue to be owned by the Seller immediately after consummation of the transactions contemplated by this Agreement, subject to the terms of the Merger Agreement described in Section 6.3(g) and the Deposit Agreement described in Section 6.2(j). All of the membership interests of the Subsidiary have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. Neither the Seller nor the Subsidiary has granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in the Subsidiary (except the Additional Membership Interests) and/or the Seller and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in the Subsidiary and/or the Seller (collectively “Equity Rights”). No membership interests in the Subsidiary and/or any capital stock or equity interests in the Seller are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement (collectively “Preemptive Rights”). There are no voting restrictions or restrictions on transfer of the Membership Interests, the Remaining Membership Interests, the Additional Membership Interests and/or capital stock or equity interests in the Seller (collectively “Restrictions”) except as set forth on Schedule 2.2.

(b) There are no obligations, contingent or otherwise, of the Subsidiary to repurchase, redeem or otherwise acquire any of the Membership Interests, the Additional Membership Interests and/or the Remaining Membership Interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind (collectively “Person”). The Subsidiary does not own or control any equity security or other interest of any other Person. The Subsidiary is not a party to any agreement (i) requiring it to acquire any securities or ownership interests in any Person; and/or (ii) requiring it to make any investment in and/or to fund in any manner any Person. Since its inception, the Subsidiary has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person. There are no outstanding membership interests held in the Subsidiary’s treasury.

(c) Upon consummation of the transactions contemplated hereby at the Closing, the Buyer will own the Membership Interests and the Additional Membership Interests free and clear of all Liens, Equity Rights, Preemptive Rights and/or Restrictions. Upon consummation of the transactions contemplated hereby at the Closing, the Buyer will own 60% of the outstanding membership interests of the Subsidiary.

(d) On the Effective Date, and on the Closing Date, Charles Carroll, Ivan Tennyson, Richard Spencer and Phillip Sandidge own, and will own, 100% of the issued and outstanding shares of the capital stock and equity interests of the Seller in the respective amounts set forth on Schedule 2.2(d).

2.3. Authorization of Agreement.

The Seller and the Subsidiary have all requisite corporate and limited liability company power and authority, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Seller and/or the Subsidiary in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the “Transaction Documents”) have (except for Transaction Documents to be executed and delivered solely by Buyer) been duly and validly approved by the Board of Directors of the Seller, the shareholders of the Seller and the members of the Subsidiary (the “Authorizing Parties”) and no other proceedings on the part of the Seller and/or the Subsidiary are necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Seller and/or the Subsidiary have been (or upon execution will have been) duly executed and delivered by the Seller and the Subsidiary, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Seller and the Subsidiary, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and other similar laws relating to creditors’ rights (the “Bankruptcy Exception.”)

2.4. Title to Assets.

(a) The Subsidiary is the lawful owner of each of the assets, whether real, personal, mixed, tangible or intangible, comprising and employed in the operation of or associated with the Business, including but not limited to the Owned Intellectual Property as defined in Section 2.6(c) other than those Assets which the Subsidiary leases, in which case the Subsidiary has a valid leasehold interest in such Assets. The Assets owned and/or leased by the Subsidiary (collectively the “Assets”) include all of the properties and other assets necessary for the Subsidiary and the Seller to conduct the Business in the manner presently conducted. The Assets are sufficient and adequate to conduct the Business as presently conducted, and are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind, except for (a) leases which apply to certain assets which the Subsidiary leases from third parties, (b) security interests and liens consented to in writing by Buyer, (c) any inchoate statutory liens for real and personal property taxes not yet due or payable, and (d) liens, security interests or other encumbrances which are described in Schedule 2.4 (“Permitted Liens”). There are no outstanding agreements, options or commitments of any nature obligating the (i) Subsidiary to transfer any of the Assets of the Subsidiary or rights or interests therein to any party; and/or (ii)Seller to transfer any of the assets of the Seller or rights or interests therein to any party

2.5. Financial Condition and Accounting.

(a) Financial Statements. Schedule 2.5 sets forth true and complete copies of (i) the balance sheet of the Subsidiary, as of the twelve month period ended December 31, 2004 and the related statements of income and cash flows for the year then ended, in each case audited by independent public accountants whose reports are attached thereto (the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Subsidiary and the related statement of income for the stub period from January 1, 2005 through August 31, 2005 (the “Unaudited Stub Financial Statements”) and (iii) the unaudited balance sheets of the Subsidiary, as of the twelve month periods ended December 31, 2003 and 2002 and the related statements of income for the years then ended ( the “Unaudited Annual Financial Statements”). The Audited Financial Statements, the Unaudited Stub Financial Statements and the Unaudited Annual Financial Statements present fairly the financial condition and position and operating results of the Subsidiary as of the respective dates thereof and for the periods therein indicated. The Audited Financial Statements, the Unaudited Stub Financial Statements and the Unaudited Annual Financial Statements reflect the consistent application of accounting principles throughout the periods incurred. The Audited Financial Statements (i) were prepared in accordance with the books and records of the Subsidiary; and (ii) were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied. The Unaudited Stub Financial Statements and the Unaudited Annual Financial Statements (i) were prepared in accordance with the books and records of the Subsidiary; and (ii) were prepared in accordance with GAAP consistently applied other than required footnote disclosures and the required statements of cash flows and certain year end accruals and reserves. The books and records of the Subsidiary are being maintained in accordance with applicable legal and accounting requirements as necessary to permit the preparation of financial statements in accordance GAAP and to maintain asset accountability The Audited Financial Statements, the Unaudited Stub Financial Statements and the Unaudited Annual Financial Statements are collectively referred to in this Agreement as the Financial Statements.

(b) Absence of Certain Changes. Except as described in Schedule 2.5, since December 31, 2004 there has not been any (i) change in the assets, liabilities, financial condition, or operations of the Subsidiary, other than changes in the ordinary course of business, which had or is reasonably expected to have a Material Adverse Effect on such assets, liabilities, financial condition, or operations; (ii) Material Adverse Change; and/or (iii), any event, action, or circumstance of the kind described in Section 4.3. For purposes of this Agreement, a “Material Adverse Change” means any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

2.6. Certain Property of the Subsidiary and the Seller..

(a) Real Property. The Subsidiary does not own any real property. Schedule 2.6(a) lists all real properties leased by the Subsidiary.

(i) The Subsidiary has good and valid title to the leaseholds in the real properties set forth in Schedule 2.6(a) under written leases (each lease being referred to herein as a “Real Property Lease,” and collectively the “Real Property Leases”) and each Real Property Lease is a valid and binding obligation of the Subsidiary, enforceable in accordance with its respective terms, except as enforceability may be limited by the Bankruptcy Exception. The Seller has provided to the Buyer true and complete copies of the Real Property Leases and all other agreements and documents under which the Subsidiary leases any real property ( collectively with the Real Property Leases the “Lease Documents”). The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, with respect to any real property lease by the Subsidiary other that the Lease Documents.

(ii) The Subsidiary is not, and neither the Subsidiary nor the Seller have any knowledge that any other party to any Lease Documents, including but not limited to the Real Property Leases, is in default with respect to any material term or condition thereof, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Subsidiary.

(b) Personal Property. All vehicles, furniture, fixtures, equipment and other items of tangible personal property owned or leased by the Subsidiary and material to the operation of the Business (the “Personal Property”) has been maintained in accordance with the past practice of the Subsidiary and generally accepted industry practice and is in good operating condition and repair (normal wear and tear excepted) sufficient to enable the Subsidiary to operate the Business as presently conducted. The Subsidiary holds valid leases in all of the Personal Property leased by it, and the Subsidiary has not granted to any other person or made in favor of any sublease, license or other agreement granting to any person any right to use such property (each such lease, sublease, license or other agreement, a “Personal Property Lease,” and collectively the “Personal Property Leases”). The Seller has provided to the Buyer true and complete copies of the Personal Property Leases and all other agreements and documents under which the Subsidiary leases any personal property ( collectively with the Personal Property Leases the “ Personal Lease Documents”). The Personal Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, with respect to any personal property lease by the Subsidiary other than the Personal Lease Documents. The Subsidiary is not, and neither the Subsidiary nor the Seller have any knowledge that any other party to any Personal Lease Documents, including but not limited to the Personal Property Leases, is in default with respect to any material term or condition thereof, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Subsidiary..

(c) Intellectual Property.

(i) Schedule 2.6 (c)(i) sets forth a true and complete list of all (a) patents and patent applications, trademarks, trademark registrations and trademark applications, registered copyrights and copyright applications, domain names, Software (as defined in this Section 2.6 (c)(i)) and other Intellectual Property (as defined in this Section 2.6 (c)(i)) that are owned and/or partially owned by the Subsidiary and/or the Seller (indicating the percentage of ownership) and material to the business of the Subsidiary (collectively “Owned Intellectual Property”) and (b) licenses or sublicenses of Intellectual Property to the Subsidiary and/or the Seller, and licenses and sublicenses of Intellectual Property by the Subsidiary or the Seller to any third party, in each case that are material to the business of the Subsidiary (collectively “Licensed Intellectual Property”). For purposes hereof, “Intellectual Property” means: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) patentable inventions, discoveries, improvements , ideas, know-how, formula, methodology, processes and technology, (iii) trademarks, service marks, trade names including but not limited to the name “Integrated Biometrics Technology, trade dress, slogans, logos, domain names, and other source identifiers, including registrations and applications for registration thereof, (iv) original works of authorship, copyrightable subject matter, and copyrights, including copyright registrations and/or applications for copyright registration, (v) confidential and/or proprietary information, including trade secrets and/or know-how embodied in any invention, work of authorship, customer list, database, business information, and/or Software, and (vi) inventions, extensions, modifications, or enhancements of the Software or related to the Software. For purposes hereof, “Software” means all computer software developed by or on behalf of the Subsidiary and/or the Seller, or used by the Subsidiary, including all computer software in any form (such as, source code, object code, assembler code, microcode, etc.), libraries, user-interfaces (including graphical user-interfaces, application programming interfaces (APIs), and other software interfaces), and databases operated by the Subsidiary or used by the Subsidiary in any way, including use in internal Subsidiary operations, testing (including alpha and beta tests), licensing, marketing, sales, and/or in connection with processing customer orders, storing customer information, or storing and archiving data.

(ii) The use of the Owned Intellectual Property and the Licensed Intellectual Property by the Subsidiary in the ordinary course of business does not conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted that the use of such Intellectual Property in the ordinary course of business does or may conflict with or infringe upon, violate or misappropriate the Intellectual Property rights of any third party.

(iii) The Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in each item of Owned Intellectual Property in the United States and worldwide (with the exception of the Owned Intellectual Property covered by the Subsidiary’s agreements with Lockheed Martin Corporation (“Lockheed”) which is 50% owned by the Subsidiary and 50% owned by Lockheed) , and the Subsidiary is entitled to use all such Owned Intellectual Property in the ordinary course of business in the United States and worldwide, subject only to the terms of the licenses of the Owned Intellectual Property granted by the Subsidiary. The Subsidiary has the right to use each item of Licensed Intellectual Property as provided in the license agreements therefore, and the Subsidiary is entitled to use all such Licensed Intellectual Property in the ordinary course of business, subject only to the terms of the licenses of the Licensed Intellectual Property granted by the licensors thereof. The Seller has provided to the Buyer true and complete copies of all agreements and documents with respect to the Licensed Intellectual Property and the Owned Intellectual Property.

(iv) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property and Software used in the Business and the ordinary day-to-day operations of the Subsidiary, and there are no other items of Intellectual Property or Software that are material to the Business and/or such ordinary day-to-day operations. The Owned Intellectual Property and, to the knowledge of the Seller and the Subsidiary, any Intellectual Property licensed to the Subsidiary under the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not be adjudged invalid or unenforceable in whole or part.

(v) No legal proceedings have been asserted, are pending, or, to the knowledge of the Seller and/or the Subsidiary, threatened against the Subsidiary and/or the Seller (i) based upon or challenging or seeking to deny or restrict the use by the Subsidiary and/or the Seller of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Subsidiary and/or the Seller infringe upon or misappropriate any Intellectual Property right of any third party, or (iii) alleging that any Intellectual Property licensed under the Licensed Intellectual Property infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(vi) To the knowledge of the Seller and/or the Subsidiary , no person is engaging in any activity that infringes upon the Owned Intellectual Property or any Intellectual Property licensed to the Subsidiary and/or the Seller under the Licensed Intellectual Property. Except as set forth in Schedule 2.6 (c)(vi), the Subsidiary has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination, cancellation and/or or impairment of any of the Owned Intellectual Property and/or the Licensed Intellectual Property..

(vii) The Subsidiary has delivered or made available to the Buyer correct and complete copies of all the licenses and sublicenses of the Licensed Intellectual Property to which the Seller and/or the Subsidiary is a party. With respect to each such license and sublicense:

(a) such license and sublicense is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

(b) such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

(c) neither the Seller nor the Subsidiary (i) received any notice of termination or cancellation under such license or sublicense; (ii) received any notice of a breach or default under such license or sublicense, which breach has not been cured, nor (iii) granted to any other third party any rights, adverse or otherwise, under such license or sublicense that would constitute a breach of such license or sublicense; and

(d) neither the Seller, the Subsidiary, nor, to the Sellers and/or Subsidiary’s knowledge, any other party to such license or sublicense is in breach or default in any material respect, and, to the Seller’s and/or the Subsidiary’s knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense.

(viii) To the Seller’s knowledge, the Software is free of all viruses, worms, Trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, and no rights in the Software have been transferred to any third party.

(ix) The Subsidiary has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Subsidiary, or that is required to operate or modify the Software.

(x) The Seller and the Subsidiary have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its customer lists and customer information, trade secrets and other confidential Intellectual Property. To the knowledge of the Seller and the Subsidiary (a) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Seller and/or the Subsidiary by any Person, (b) no employee, independent contractor or agent of the Seller and/or the Subsidiary has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (c) no employee, independent contractor or agent of the Seller and/or the Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(xi) No current and former employee, director, and/or officer of the Seller and/or the Subsidiary has any rights whatsoever to any of the Owned Intellectual Property and/or the Licensed Intellectual Property. Neither the Seller nor the Subsidiary believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Seller and/or the Subsidiary, except for inventions, trade secrets or proprietary information that have been assigned to the Subsidiary.

(xii) Neither the execution, delivery nor consummation of this Agreement or the transactions contemplated hereby, nor the carrying on of the Subsidiary’s business after the Closing, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement contract, license covenant or instrument under which any of the Owned and/or Licensed Intellectual Property is owned, used and/or licensed by the Subsidiary or the Seller, including but not limited to agreements and contracts with Lockheed Martin Corporation (“Lockheed”). The Seller and the Subsidiary have provided to the Buyer true and complete copies of all agreements, contracts and/or licenses of any kind between the Seller and/or the Subsidiary and Lockheed (the “Lockheed Agreements”).The Subsidiary and Lockheed jointly own all Intellectual Property covered under the Lockheed Agreements (“Joint Intellectual Property”). The Subsidiary has the right to utilize any such Joint Intellectual Property in any server, hardware, application and/or any other product as well as modify the Joint Intellectual Property without the permission of Lockheed and without the payment of any consideration, royalties and/or fees of any kind to Lockheed, except as may be required by the Lockheed Agreements.

(d) the Seller does not own, lease and/or license in any manner any assets, real property, personal property and/or intellectual property of any kind, other than 100% of the issued and outstanding membership interests of the Subsidiary.

2.7. No Conflict or Violation.

Except as disclosed in Schedule 2.7, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to be delivered by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not ( with or without notice or passage of time) : (i) violate or conflict with any provision of the charter documents or bylaws of the Seller or the Subsidiary; (ii) violate in any material respect any provision or requirement of any domestic or foreign, federal, state, or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Seller, the Subsidiary and/or the Business; (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty, premium or right of termination to arise or accrue under any Intellectual Property licenses or agreements and/or any Contract (as hereinafter defined in Section 2.12); (iv) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Membership Interests, the Additional Membership Interests, the Remaining Membership Interests, properties and/or Assets of the Subsidiary or the Business; or (v) result in the cancellation, modification, revocation or suspension of any material license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a “License,” and collectively, the “Licenses”).

2.8. Consents. Schedule 2.8 lists all consents and notices required to be obtained or given by or on behalf of the Seller and/or the Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, the provisions of any material Contract and/or any Intellectual Property license or agreement, and except as set forth on Schedule 2.8 all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a Material Adverse Effect

2.9. Labor and Employment Matters.

Except as identified on Schedule 2.9, there are no employment agreements, collective bargaining agreements or other labor agreements to which the Subsidiary is a party or by which it is bound. The Seller and the Subsidiary have provided to the Buyer true and complete copies of all agreements identified on Schedule 2.9. Schedule 2.9 also sets forth the name, position and salary of all 13 individuals employed by the Subsidiary (exclusive of independent contractors and consultants). The Seller has no employees. The Subsidiary is in compliance, and at all times has complied, in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety and health, and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities (“Employment Laws”) and has withheld and paid to the appropriate Governmental Entities or are holding for payment not yet due to such Governmental Entities, all amounts required to be withheld from employees of the Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no (i) unfair labor practice complaint against the Subsidiary pending before the National Labor Relations Board or any state or local agency and, to the knowledge of the Seller, no such complaint is threatened; (ii) pending, or to the knowledge of the Seller, threatened labor strike or other material labor trouble affecting the Subsidiary; (iii) material labor grievance pending or, to the knowledge of the Seller, threatened against the Subsidiary; (iv) pending or, to the knowledge of the Seller, threatened representation respecting the employees of the Subsidiary by a labor union; (v) pending or, to the knowledge of the Seller, threatened arbitration proceedings arising out of or under any collective bargaining agreement to which the Subsidiary is a party; and (vi) claim currently pending or, to the knowledge of the Seller, threatened against the Subsidiary alleging the violation of any Employment Laws, or any other asserted or threatened claim whatsoever, whether based in tort, contract or law, arising out of or relating in any way to any person’s employment (actual or alleged), application for employment or termination of employment with the Subsidiary. The Seller and the Subsidiary have complied with all laws, rules, statutes, ordinances, regulations and requirements of all Governmental Entities (“Applicable Laws”), including, but not limited to, Employment Laws, related to the use of independent contractors and consultants in the conduct of the Business, except for such failures to comply as will not have a Material Adverse Effect. For purposes of this Section 2.9, “employees” includes employees, independent contractors, consulting employees, and other persons filling similar functions. All employees of the Subsidiary reside and perform their job duties solely within the United States, and none of such employees perform services pursuant to a visa or similar authorization.

2.10. Employee Plans.

(a) Except as disclosed on Schedule 2.10 hereto, all accrued obligations of the Subsidiary, whether arising by operation of law, by contract or past custom, or otherwise, for payments by the Subsidiary to trusts or other funds or to any Governmental Entity, with respect to unemployment compensation benefits, social security benefits or any other benefits or obligations, with respect to employment of employees, independent contractors and/or consultants through the date hereof have been paid or adequate accruals therefor have been made in the Financial Statements, and payments or adequate accruals for all such obligations will be made through the Closing Date. Except as disclosed on Schedule 2.10 hereto, all reasonably anticipated obligations of the Subsidiary with respect to employees, independent contractors and/or consultants whether arising by operation of law, by contract, by past custom, or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Subsidiary prior to the Closing Date or adequate accruals therefor have been made in the Financial Statements, and payments or adequate accruals for all such obligations will be made through the Closing Date.

(b) Schedule 2.10(b) lists all bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, deferred compensation, retainer, consulting, retirement, welfare, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, managers, members ,independent contractors and/or consultants of the Subsidiary, and any other entity (“ERISA Affiliate”) related to the Subsidiary under Section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (all of the foregoing are collectively the “Employee Plans”), together with all accrued liabilities under such Employee Plans. Neither the Subsidiary nor any ERISA Affiliate of the Subsidiary has any liability or contingent liability with respect to the Employee Plans other than routine claims for benefits, nor will any of the Subsidiary’s assets be subject to any lien, charge or claim relating to the obligations of the Subsidiary with respect to employees or Employee Plans. No party to any Employee Plan is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. The Seller and the Subsidiary have provided to the Buyer true and complete copies of all Employee Plans.

(c) Each of the Employee Plans, and the administration thereof, is and has been in material compliance with all Applicable Laws currently in effect, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and, with respect to each Employee Plan, there is no violation of any reporting or disclosure requirement imposed by any Applicable Law including without limitation, ERISA or the Code. Each of the Subsidiary and its ERISA Affiliates has made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and Applicable Laws or required to be paid as expenses or benefits under such Employee Plan, and has made adequate provision for reserves on the Financial Statements to satisfy contributions and payments not yet made because they are not yet due under the terms of such Employee Plan. There is no pending claim, action, suit or proceeding that has been asserted or instituted against any Employee Plan, the assets of any Employee Plan, the Subsidiary or the plan administrator or any fiduciary of any Employee Plan in respect of the operation of such Employee Plan (other than routine, uncontested benefit claims) and no Employee Plan is under audit or is the subject of any audit or investigation by any Governmental Entity. No act or omission has occurred and no condition exists with respect to any Employee Plan maintained by the Subsidiary or any ERISA Affiliate that would subject the Subsidiary, any ERISA Affiliate or the Buyer to any (i) fine, penalty, tax or liability imposed under ERISA or the Code (other than liabilities incurred in the ordinary course of business that are consistent with the Code and ERISA, including liabilities for benefits, contributions, premiums and other similar costs), or (ii) contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Plan. All amendments and actions required to bring each of the Employee Plans into conformity in all material respects with all of the applicable provisions of ERISA and other Applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing and are disclosed on Schedule 2.9(c). Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to such effect, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification. All contributions or other payments required to be made under the terms of each Employee Plan or otherwise have been timely made. There are no unfunded obligations of any kind for which the Subsidiary is responsible under any Employee Plan.

(d) Neither the Subsidiary nor any ERISA Affiliate sponsors or has sponsored, maintained, contributed to, incurred an obligation to contribute to or withdrawn from, any Multi-Employer Plan (as defined in Section 4000(a)(3) of ERISA) or any Multiple Employer Plan (as defined in ERISA Sections 4063 or 4064 or Code Section 413), whether or not terminated, for which any withdrawal or partial withdrawal liability has been or could be incurred, whether or not any such liability has been asserted by or on behalf of any such plan. Neither the Subsidiary nor any ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Plan subject to the provisions of Title IV of ERISA.

(e) There are no contracts, agreements, plans or arrangements covering any of the Subsidiary’s employees with “change of control” or similar provisions. There is no contract, agreement, plan or arrangement covering the Subsidiary or any employee, that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Subsidiary nor any of its ERISA Affiliates has incurred any liability under the Worker Adjustment Retraining and Notification Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

(f) Other than routine claims for benefits, there is no claim pending or to the knowledge of the Seller, threatened, involving any Employee Plan by any person against such Employee Plan, the Subsidiary or any of its ERISA Affiliates. There is no pending or, to the knowledge of the Seller, threatened, proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

2.11. Litigation.

There are no claims, actions, suits, or proceedings of any nature pending or, to the knowledge of the Seller and/or the Subsidiary, threatened by or against the Seller, the Subsidiary, the managers, or members of the Subsidiary, or any of their respective Affiliates, including without limitation those involving, affecting or relating to (i) the Business, any Assets, properties, prospects and/ or operations of the Subsidiary and/or the Seller, (ii) any Contracts, (iii) any Owned Intellectual Property, (iv) any Licensed Intellectual Property, and/or (v) the transactions contemplated by this Agreement (collectively “Claims”). For purposes of this Agreement, “Affiliate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act. Neither the Seller nor the Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. Neither the Seller nor the Subsidiary has any knowledge that any Governmental Entity is currently investigating or planning to investigate the Seller and/or the Subsidiary. There is no action, suit, proceeding or investigation by the Subsidiary and/or Seller currently pending against any third party or which the Seller and/or the Subsidiary intends to initiate.

2.12. Certain Agreements.

(a) Schedule 2.12 lists all material contracts, subcontracts, agreements, instruments, licenses, sublicenses, commitments, understandings, letters of intent, term sheets and other arrangements to which the Subsidiary and/or the Seller currently is a party relating to or affecting (i) the Business, (ii) any of the Subsidiary’s Assets, properties, prospects and/or operations ,(iii) any membership interests of the Subsidiary and/or (iv) any of the capital stock, equity interests, rights and/or assets of the Seller, including, without limitation, all written or oral (i) contracts, agreements, subcontracts, memorandum of understanding, and commitments not made in the ordinary course of business, (ii) contracts, agreements, subcontracts, memorandum of understanding, and commitments, which by their terms require aggregate payments by or to the Subsidiary and/or the Seller of an amount in excess of $75,000, (iii) service, maintenance and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, Personal Property Leases, any material agreement relating to service agreements and insurance contracts, (vi) agreements and other arrangements for(a) the purchase ,acquisitions, sale, lease ,disposition, transfer, assignment, license and/or sublicense in any manner of any Assets, property, rights other than in the ordinary course of business, or (b) for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents pursuant to which the Subsidiary has granted any power of attorney with respect to the affairs of the Subsidiary, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Seller and/or the Subsidiary or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) agency, brokerage, partnership or joint venture agreements, (xi) agreements relating to the issuance of any securities of the Subsidiary and/or the Seller or the granting of any voting, transfer, rights of first refusal, preemptive rights, co sale rights, tag along rights drag along rights ,registration rights and/or any similar rights with respect thereto,(xii) employment contracts or other contracts to or with individual current, former or prospective employees, consultants or agents, (xiii) collective bargaining agreements or other contracts to or with any labor unions or other employee representatives, groups of employees, (xiv) joint ventures or other contracts providing for payments based in any manner on the revenues or profits of the Seller, Subsidiary and/or the Business, (xv) contracts, agreements and commitments related to the purchase, acquisition, sale, lease, disposition, assignment, transfer, license and/or sub license in any manner of any Owned Intellectual Property and/or Leased Intellectual Property, (xvi) letters of intent, term sheets, memorandums of understanding, contracts, agreements and/or commitments related to the sale of the membership interests and /or any Assets of the Subsidiary other than in the ordinary course, (xvii) letters of intent, term sheets, memorandums of understanding contracts, agreements and/or commitments related to the sale of any capital stock, equity interests or rights and /or any assets of the Seller, (xviii) contracts, agreements and commitments related to granting or restricting the development, manufacture, marketing, sale, use or distribution of the Subsidiary’s and/or the Seller’s products or services, (xix) contracts, agreements and commitments related to the indemnification by the Seller and/or the Subsidiary with respect to infringements of Intellectual Property and/or other rights, (xx) contracts, agreements and commitments related to the sharing of revenues, profits, losses, costs, or liabilities by the Seller and/or the Subsidiary with any other Person, (xxi) contracts, agreements and commitments with any shareholder, officer, director or consultant of the Seller and/or the Subsidiary (including any Affiliate of any such person), (xxii) contracts, agreements and commitments related to confidentiality or non disclosure requirements, (xxiii) term sheets, letters of intent, memorandums of understanding, contracts, agreements and commitments of any kind related to any actual or proposed recapitalization, merger or similar transaction with respect to the Seller and/or the Subsidiary which would effect a change in control of the Seller and/or the Subsidiary and (xxiv) all amendments, modifications, extensions or renewals of any of the foregoing (each a “Contract,” and collectively, the “Contracts”). The Seller and the Subsidiary have delivered to the Buyer true and complete copies of all Contracts. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by or to the Seller and/or the Subsidiary under any Contract and to the knowledge of the Seller and the Subsidiary, no oral or written demand for such renegotiation has been made.

(b) Each Contract is valid, binding and enforceable against the Subsidiary and/or the Seller, as the case may be, in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Upon consummation of the transactions contemplated by this Agreement, each Contract shall continue to be valid, binding ,enforceable and in full force and effect without penalty or other adverse consequence. The Subsidiary and the Seller, as the case may be, has performed all material obligations required to be performed by it under, and is not in material default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Subsidiary and/or the Seller, as the case may be.

(c) To the knowledge of the Seller and the Subsidiary , no other party to any Contract is in material default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach.

(d) Schedule 2.12(d) sets forth a complete and accurate list of all pending, submitted responses to requests for proposals, submitted bids and other agreements (including amendments and modifications thereto) which, if accepted, would obligate the Subsidiary and/or the Seller to deliver any goods or services (“Proposals”). The list includes the name of the potential customer, the products and services proposed to be supplied, the price at which such products and services will be supplied, the date the Proposal was submitted, and the anticipated date that a response to the Proposal will be received. The Seller and the Subsidiary have delivered to the Buyer true and complete copies of all Proposals, including all amendments and modifications thereto.

(e) Schedule 2.12 includes certain agreements, contracts, subcontracts, schedules and statements of work with various suppliers and subcontractors to the Subsidiary which have not been fully executed (the “Unexecuted Contracts”) including, but not limited to, those with USIS, ALS, Logista and Comentix. The Seller and Subsidiary confirm that the Unexecuted Contracts are being performed by all parties in accordance with the terms specified therein. Neither the Seller nor the Subsidiary is aware of any planned and/or proposed changes to any of the material terms of the Unexecuted Contracts and/or any changes to the current prices being charged by and/or paid to any such suppliers and subcontractors by the Subsidiary. Neither the Seller nor the Subsidiary is aware of any intention by any such subcontractor and/or supplier to stop performing their respective services pursuant to and in accordance with the terms of the Unexecuted Contracts. Neither the Seller nor the Subsidiary has been told that any such supplier and/or subcontractor will not execute the Unexecuted Contracts in due course.

2.13. Compliance with Applicable Law.

The Seller and the Subsidiary are not in violation of any Applicable Law that would result in a Material Adverse Effect. The Business and the operations of the Subsidiary and the Seller are being conducted in all material respects in accordance with all Applicable Laws of all Governmental Entities having jurisdiction over the Subsidiary or its Assets, properties or operations, including, without limitation, all such Applicable Laws, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. Neither the Subsidiary nor the Seller has received any notice of any violation of any Applicable Law , order or other legal requirement. Neither the Seller nor the Subsidiary is in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Seller, the Subsidiary, the Business and/or any of its respective Assets, properties or operations.

2.14. Licenses.

(a) Schedule 2.14 lists all Licenses issued or granted to the Seller and/or the Subsidiary, and all pending applications therefore (the “Licenses”).. The Licenses constitute all material Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Subsidiary and/or the Seller , in connection with the Business or that are necessary for the execution, delivery and performance by the Seller and/or the Subsidiary of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operation of the Seller’s an Subsidiary’s properties for its present uses and the execution, delivery and performance of this Agreement. No jurisdiction in which the Subsidiary and/or the Seller is not qualified or licensed as a foreign business entity has demanded or requested in writing that it qualify or become licensed as a foreign business entity.

(b) Each License has been issued to, and duly obtained and fully paid for and is valid, in full force and effect, enforceable in accordance with its terms subject to the Bankruptcy Exception, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. Neither the Seller nor the Subsidiary is in violation in any material respect of any of the Licenses. The Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof.

2.15. Accounts Receivable.

All Accounts Receivable reflected on the Unaudited Stub Financials of the Subsidiary and those that exist as of the Closing Date (collectively “Accounts Receivable”) will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and to the knowledge of the Subsidiary and the Seller, are not subject to any valid counterclaims or set-offs, disputes or contingencies. To Seller’s knowledge, substantially all of the Accounts Receivable are fully collectible and due and payable within 90 days after August 31, 2005.

2.16. Intercompany and Affiliate Transactions; Insider Interests.

(a) Except as disclosed on Schedule 2.16 hereto, there are no contracts, transactions, agreements or arrangements, written or oral, of any kind, direct or indirect, between (i) the Subsidiary and (a) Charles Carroll, (b) Ivan Tennyson, (c) Pat Haley, (d) any manager, member, or officer of the Subsidiary, (e) any officer, director, or shareholder of the Seller, and/or (f) any Affiliate and/or any immediate family member of any of the foregoing persons; and/or (ii) the Seller and (a) Charles Carroll, (b) Ivan Tennyson, (c) Pat Haley, (d) any manager, member, or officer of the Subsidiary, (e) any officer, director, or shareholder of the Seller, and/or (f) any Affiliate and/or any immediate family member of any of the foregoing persons. All of the foregoing contracts, transactions, agreements and arrangements are referred to as the Related Party Agreements. The Related Party Agreements include, without limitation, loans, guarantees and/or pledges to, by or for the Subsidiary and/or the Seller as well as those from, to, by or for any of the foregoing persons, that are currently in effect.

(b) Except as disclosed on Schedule 2.16, neither (i) Charles Carroll, (ii) Ivan Tennyson, (iii) any manager, member, and/or officer of the Subsidiary, (iv) any officer, director, and/or shareholder of the Seller, nor (v) any Affiliate and/or any immediate family member of any of the foregoing persons, now has, or within the last three (3) years had, either directly or indirectly:

(i) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes, sells supplies, or during such period furnished, sold or supplied, services or products to the Subsidiary and/or the Seller, or purchased, or during such period purchased from the Subsidiary and/or the Seller, any goods or services, or otherwise does, or during such period did, business with the Subsidiary and/or the Seller;

(ii) a beneficial interest in any Contract, commitment or agreement to which the Seller and/or the Subsidiary is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject ;

(iii) any rights in or to any of the Intellectual Property, Assets, properties and/or rights owned or licensed by the Subsidiary and/or used by the Subsidiary in the Business, including, but not limited to, any rights as a secured party, lender and/or debt holder.

(iv) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which is directly or indirectly in competition with the Seller and/or the Subsidiary and/or is engaged in any manner in the field of biometrics.

(v) the right to receive any payments of any kind from the Subsidiary or the Seller other than compensation pursuant to employment arrangements with the Subsidiary or the Seller identified on Schedule 2.9.

2.17. Insurance.

(a) Schedule 2.17(a) lists all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies of any nature whatsoever that insure the business, operations or employees of the Subsidiary or affect or relate to the ownership, use or operation of any of the assets of the Subsidiary (the “Insurance Policies”) as well as all claims pending under such Insurance Policies. The Seller and the Subsidiary have provided true and complete copies of all Insurance Policies to the Buyer.

(b) The insurance coverage provided by any of the Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement and the Transaction Documents, (ii) neither the Seller, nor the Subsidiary has received notice that any insurer under any Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, or, to the knowledge of the Seller, indicated any intent to do so or not to renew any such policy; (iii) the Insurance Policies are sufficient for compliance with all applicable laws and Contracts to which the Subsidiary is a party or by which it is bound; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Subsidiary; and (iv) no side agreements or other Contracts exist that alter the terms of the Insurance Policies.

2.18. No Undisclosed Liabilities.

Except as and to the extent specifically reflected or reserved against in the most recent Financial Statements and except as incurred in the ordinary course of business since the date of the most recent Financial Statements and except for obligations arising under those contracts and agreements to which the Subsidiary is party as described in the Schedule 2.12 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), the Subsidiary has no material debt, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation), and to the knowledge of the Seller and the Subsidiary, no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Subsidiary.

2.19. Taxes.

(a) For purposes of this Agreement, the following terms shall have the meanings specified hereinbelow:

(i) “Tax” or “Taxes” means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise, utility property and all other taxes applicable to the Subsidiary and/or the Seller , plus applicable penalties and interest thereon.

(ii) “Tax Liabilities” means all liabilities for Taxes.

(iii) “Tax Return” shall mean all reports and returns required to be filed with respect to Taxes.

(b) Tax Returns, Tax Payments and Tax Audits. The Subsidiary and the Seller has (i) timely filed or caused to be timely filed all Tax Returns, if any, required to be filed as of the date hereof (after giving effect to any extension of time to file such Tax Returns) and (ii) paid, when due, all

Taxes due and payable, if any, for the tax periods relating to such Tax Returns (whether or not shown on such Tax Returns). All such previously-filed Tax Returns were complete and accurate in all material respects when filed. Schedule 2.20 (b) lists all Tax Returns filed by the Seller and the Subsidiary during the past five years. The Seller and the Subsidiary have provided the Buyer with true and complete copies of all filed Tax Returns during the last five years. With respect to each such Tax Return, Schedule 2.20(b) also specifies (i) each such Tax Return that (1) is currently being audited by a Tax authority, or (2) as to which the Subsidiary and/or the Seller has received a written and/or oral notice from a Tax authority that such Tax authority intends to commence an audit or examination of such Tax Return, and (ii) each such Tax Return as to which the Subsidiary and/or the Seller has given its consent to waive or extend the applicable statute of limitations for such Tax Return or the assessment of Taxes required to be reported thereon.

(c) Tax Sharing Agreements. Neither the Seller nor the Subsidiary is not a party to any tax-sharing or tax-indemnity agreement and the Subsidiary has not otherwise assumed by contract or otherwise the Tax Liability of any other person.

(d) No Liens. None of the Assets of the Subsidiary are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable). None of the Assets of the Seller are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

(e) S Corporation Election. The Seller is a valid and existing subchapter S corporation under the Code. Schedule 2.20(e) are true and complete copies of all elections and other documents filed by the Seller to achieve subchapter S status.

2.20. Environmental Matters.

Notwithstanding anything to the contrary contained in this Agreement:

(a) The Seller, the Subsidiary and their respective operations comply in all material respects with all Applicable Laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, “Environmental Laws”) and the Subsidiary has obtained and maintained in effect all licenses, permits and other authorizations or registrations (collectively “Environmental Permits”) required under all Environmental Laws and are in material compliance with all such Environmental Permits.

(b) Neither the Seller nor the Subsidiary has performed, failed to perform or suffered any act which could reasonably be expected to give rise to, or has otherwise incurred, material liability to any person (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), or any other Environmental Laws, nor has it received notice of any such liability or any claim therefor.

(c) Other than commonly used office or janitorial products, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as “Hazardous Materials”) has been released, placed, disposed of or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Subsidiary and/or the Seller at any time or any other property in material violation of any Environmental Laws such that the Subsidiary and/or the Seller could be subject to material liability under any Environmental Laws.

(d) To the knowledge of the Seller and/or the Subsidiary, neither the Subsidiary nor the Seller has exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

(e) To the knowledge of the Seller, the Subsidiary does not own or operate aboveground or underground storage tanks.

(f) To the knowledge of the Seller and/or the Subsidiary, there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any properties owned and/or leased by the Subsidiary and/or the Seller..

(g) There are no pending or, to the knowledge of the Seller and/or the Subsidiary, threatened administrative, judicial or regulatory proceedings, or, to the knowledge of the Seller and/or the Subsidiary, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Seller, the Subsidiary, their respective operations and/or the real properties leased or owned by the Subsidiary and/or the Seller.

2.21. Brokers or Finders.

Except as set forth on Schedule 2.21, no agent, broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Seller (‘Seller’s Broker Fees”). The shareholders of the Seller individually shall be solely responsible for the payment of any and all Seller’s Broker Fees due any agent, broker, finder, investment banker, financial advisor or other person in connection with the transactions contemplated by this Agreement.

2.22 Obligations of Management.

Except as disclosed in Schedule 2.22, each officer and key employee of the Subsidiary, except Ivan Tennyson, is currently, and will be immediately after the Closing, devoting substantially all of his or her business time to the conduct of the business of the Subsidiary. No shareholder of the Seller, officer and/or key employee of the Seller and/or Subsidiary is currently working or, to the Seller’s and/or the Subsidiary’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.23 Rights and Voting Rights.

Except as contemplated by the Transaction Documents, neither the Subsidiary nor the Seller is currently under any obligation, and has granted any rights, to register any presently outstanding securities or any of its securities that may hereafter be issued. To the Seller’s and the Subsidiary’s knowledge, except as contemplated in the Transaction Documents or as set forth on Schedule 2.23, no stockholder of the Seller and no member of the Subsidiary has entered into any agreement with respect to the voting of equity securities of the Seller and/or the Subsidiary.

2.24 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Seller and/or the Subsidiary.

2.25 Prepayments, Prebilled Invoices and Deposits.

Schedule 2.25(a) sets forth all prepayments, prebilled invoices and deposits that have been received by the Subsidiary as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing. All such prepayments, prebilled invoices and deposits are properly accrued for, or will be properly accrued for, on the Subsidiary’s Financial Statements in accordance with GAAP applied on a consistent basis.

Schedule 2.25(b) sets forth all prepayments, prebilled invoices and deposits that have been made or paid by the Subsidiary as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing. All such prepayments, prebilled invoices and deposits are properly accrued for, or will be properly accrued for, on the Subsidiary’s Financial Statements in accordance with GAAP applied on a consistent basis.

2.26 Warranties.

No product or service manufactured, sold, leased, licensed or delivered by the Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Subsidiary which are set forth on Schedule 2.26, and (b) manufacturers’ warranties for which neither the Subsidiary nor the Seller has any liability. Schedule 2.26 also sets forth the aggregate expenses incurred by the Subsidiary in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

2.27 Inventories.

All inventory of the Subsidiary is good and marketable in the existing product lines of the Subsidiary and is merchantable and fit for the particular purpose for which it is intended.

2.28 Questionable Payments.

Neither the Seller, the Subsidiary, any director, officer, member, manager, agent, consultant shareholder nor other person associated with or acting on behalf of the Seller and/or the Subsidiary has, directly or indirectly (i) used any Subsidiary and/or Seller funds for unlawful contributions, gifts, entertainment or other unlawful payments to any domestic or foreign governmental politicians, officials, employees or representatives or to any campaign; (ii) violated any Applicable Law related to bribery, kickbacks, payoffs, unlawful gifts or similar or comparable payments in connection with attempts to or actually securing business, favorable treatment or special concessions of any kind; or (iii) violated any provisions of the Foreign Corrupt Practices Act or similar Applicable Laws.

2.29 Minute Books.

The minute books of the Seller made available to Buyer contain complete and accurate copies of all meetings of directors and stockholders since the time of incorporation of the Seller. The Subsidiary does not maintain a minute book. All prior corporate and company actions on behalf of the Seller and the Subsidiary have been properly authorized and ratified by the officers, directors, members and/or shareholders of the Seller and the Subsidiary in accordance with Applicable Laws and the charter, by-laws, operating agreements and governing documents of the Seller and the Subsidiary.

2.30 Seller.

The Seller has engaged in absolutely no business activities since its formation on July 18, 2005. The Seller is strictly a holding company, whose sole asset and business activity is the ownership of 100% of the issued and outstanding membership interest in the Subsidiary. Upon the Closing the Seller will not engage in any business activity other than the holding of 40% of the issued and outstanding membership interests in the Subsidiary.

2.31 Change in Control Payments

Except for the obligations to Patrick Haley (“Haley”) under the employment agreement dated May 3, 2005 between Haley and Integrated Biometric Technology (the “Haley Obligations”), a copy of which employment agreement is attached hereto as Schedule 2.31 and the Seller’s Broker’s Fees , there are no payments and/or monetary obligations of any kind whatsoever that will become due and/or payable by the Subsidiary and/or the Seller to any Person as a result of the purchase of the Membership Interests, the Additional Interests, the consummation of any transaction contemplated by this Agreement and/or the Merger Agreement . The shareholders of the Seller individually shall be solely responsible for the payment of the Haley Obligations and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by the Subsidiary and/or the Seller to any Person as a result of the purchase of the Membership Interests, the Additional Interests, the consummation of any transaction contemplated by this Agreement and/or the Merger Agreement

3. Representations and Warranties of Buyer.

References in this Article 3 to the Buyer’s “knowledge” means, unless provided otherwise, (i) the actual knowledge of the senior management personnel of Buyer and (ii) what the senior management personnel of Buyer would reasonably be expected to know upon the exercise of reasonable due inquiry. Buyer represents and warrants to the Seller that as of the date hereof and the Closing Date:

3.1. Organization and Corporate Authority.

(a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets and properties. The Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect with respect to the Buyer and its operations

(b) The Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the Buyer in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the “Transaction Documents”) have (except for Transaction Documents to be executed and delivered solely by the Seller and/or the Subsidiary) been duly and validly approved by the members of the Buyer and no other proceedings on the part of the Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to be delivered by the Buyer have been (or upon execution will have been) duly executed and delivered by the Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency and other similar laws relating to creditors’ rights.

3.2. No Conflict or Violation.

The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) to Buyer’s knowledge, violate in any material respect any provision or requirement of any domestic or foreign, national, state or local law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer.

3.3. Litigation.

There are no material claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity.

3.5. Investor Representations.

(a) This Agreement is made with the Buyer in reliance upon the Buyer’s representation to the Seller and the Subsidiary, which by such Buyer’s execution of this Agreement such Buyer hereby confirms, that the Membership Interests will be acquired for investment for such Buyer’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that such Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Membership Interests. Notwithstanding the foregoing the Seller and the Subsidiary acknowledge that it is the Buyers intention to sell, transfer and otherwise assign the Membership Interests to Viisage Corporation or a subsidiary of Viisage (collectively “Viisage”) after the closing of the Buyer’s pending transaction with Viisage in a transaction that does not require registration under applicable Federal or state securities laws. In connection with such intention the Buyer will deliver to Viisage copies of due diligence materials, draft agreements and other information in connection with the transactions contemplated by this Agreement. The Seller and the Subsidiary irrevocably agree that the delivery of such due diligence documents, draft agreements and other information to Viisage and the planned transfer, sale and assignment of the Membership Interests to Viisage will not be deemed a breach of any representation or warranty contained in this Agreement.

(b) The Buyer, and the equity owners of the Buyer, are investors in securities of companies in the development stage and are able to fend for themselves, can bear the economic risk of their investment in the Membership Interests, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of their investment in the Membership Interests.

(c) The Buyer is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(d) The Buyer understands that the Membership Interests will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from affiliates of the

Subsidiary in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 (the “Act”), only in certain limited circumstances. In this connection, the Buyer represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(e) It is understood that the certificates, if any, evidencing the Membership Interests may bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the issuer that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

3.6. Consents.

Schedule 3.6 lists all consents and notices required to be obtained or given by or on behalf of Buyer before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material contract of which Buyer is a party to, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a material effect on the operation of Buyer’s business.

3.7. Compliance with Applicable Law.

The operations of Buyer are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Buyer or its assets, properties or operations, including, without limitation, all such laws, regulations, orders and requirements relating to Buyer’s business except in any case where the failure to so conduct its operations would not have a material effect on the operation of Buyer’s business. Buyer has not received any notice of any material violation of any such law, regulation, order or other legal requirement, and is not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to Buyer or any of its assets, properties or operations.

4. Covenants and Certain Understandings and Agreements of the Parties.

4.1. Access.

The Seller and the Subsidiary shall afford, to Buyer and Buyer’s accountants, counsel and representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of the Assets, Intellectual Property, properties, books, Contracts and records of the Subsidiary and the Seller (including, without limitation, the accounting records, tax records and all environmental studies, reports and other environmental records) and, during such period, shall furnish promptly to Buyer all information concerning the Seller, the Subsidiary, the Business, Assets, Financial Statements, the Contracts, the properties, liabilities and personnel as Buyer may reasonably request.

4.2. Confidentiality.

For purposes hereof, the Seller will keep the matters contemplated herein and all information provided by Buyer related to Buyer, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by the Seller and the Subsidiary related to the Seller, the Subsidiary or the Business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby or as required by applicable law. Buyer and the Seller shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. If this Agreement terminates without consummation of the Closing, the Seller and the Buyer shall, and shall cause their Affiliates to, each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby, and the Seller’s business plans (the “Information”), provided that the confidentiality restrictions set forth herein shall not apply to Information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Buyer, on the one hand, and the Seller, on the other hand, shall return to the other all material containing or reflecting the Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and Buyer shall ensure the return of all such material from all other parties with whom it has been shared, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

4.3. Certain Changes and Conduct of Business.

From and after the Effective Date and until the Closing (or the earlier termination of this Agreement), the Seller and the Subsidiary shall cause the Seller and the Subsidiary to conduct their operations and the Business in the ordinary course consistent with past practices. During the period from the Effective Date until the Closing, the Subsidiary and the Seller shall preserve substantially intact the Business, use its best efforts to keep available the services of its respective current employees, officers and consultants and preserve its respective current relationships with customers, suppliers and other persons with which the Subsidiary and/or the Seller has a significant business relationship with. By way of amplification and not limitation, , except in the ordinary course of business or as required or permitted pursuant to the terms hereof, the Seller and the Subsidiary shall cause the Seller and the Subsidiary to not:

(i) make any material change in the conduct of its business and operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii) make any change in the governing documents of the Seller and/or the Subsidiary, issue any additional membership interests or equity securities or grant any option, warrant or right to acquire any membership interests or equity securities or issue any security convertible into or exchangeable for the membership interests of the Subsidiary or equity interests in the Seller, alter any term of any of the outstanding securities of the Subsidiary or the Seller , or make any change in the outstanding membership interests or in the capitalization, whether by reason of a reclassification, recapitalization, split or combination, exchange, purchase, redemption or readjustment of interests or otherwise;

(iii) (A) incur or assume any indebtedness for borrowed money, issue any notes, bonds, debentures or other securities or grant any option, warrant or right to purchase any of the foregoing, (B) issue any securities convertible or exchangeable for debt securities of the Subsidiary and/or the Seller, or (C) issue any options or other rights to acquire directly or indirectly any debt securities of the Subsidiary and/or the Seller or any security convertible into or exchangeable for such debt securities;

(iv) destroy, damage or lose any Assets of the Subsidiary and/or any assets of the Seller or any part thereof, or make any sale, assignment, transfer, lease, abandonment or other conveyance of any of the Assets of the Subsidiary and/or assets of the Seller or any part thereof, except transactions required pursuant to existing contracts of the Subsidiary and dispositions of inventory or worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(v) subject any of the Assets of the Subsidiary and/or any assets of the Seller , or any part thereof, to any Lien, security interest, charge, interest or other encumbrance, or suffer such to be imposed other than such Liens, security interests, charges, interests or other encumbrances as may arise in the ordinary course of business consistent with past practices;

(vi) enter into any new (or amend any existing) Employee Plan, program or arrangement or any employment, severance or consulting agreement, or grant any increase in the compensation or benefits payable or to become payable to (A) any managers or executive level employees, or (B) any employees, except in accordance with pre-existing contractual provisions applicable to such non-executive level employees;

(vii) make or commit to make any capital expenditure or series of related capital expenditures in excess of $50,000 or to invest, advance, loan, pledge or donate any monies to any customers or other persons or entities or to make any similar commitments with respect to outstanding bids or proposals;

(viii) sell, transfer, or lease any Assets of the Subsidiary to, or enter into any agreement or arrangement with, the Seller, any Affiliate of the Seller and/or any third party other than the Buyer;

(ix) guarantee any indebtedness for borrowed money or any other obligation;

(x) delay payment of payables or accelerate collection of receivables relative to the historical practices regarding the timing of such payments and collections;

(xi) declare or make any distributions or other payments to equity holders or the Seller and/or the Subsidiary;

(xii) take any other action that would cause any of the representations and warranties made by the Seller and/or the Subsidiary herein not to remain true and correct in all material respects;

(xiii) agree to and/or enter into discussions regarding any (i) sale, transfer, lease and/or disposition of the Subsidiary, the Business and/or its Assets; (ii) sale, transfer, lease and/or disposition of the Seller, its business and/or its assets; and/or (iii) merger, recapitalization or change in control of the Seller and/or the Subsidiary, other than the transactions contemplated by this Agreement.

(xiv) implement or adopt any change in its accounting principles or accounting practices, in all cases other than as may be required by a change in generally accepted accounting principles or as recommended by the Subsidiary’s outside auditors;

(xv) prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xvi) enter into any contract, including but not limited to one that contains a change of control provision, or take any action which would have a negative affect on the consummation of the transactions contemplated by this Agreement;

(xvii)	terminate any member of senior management and/or any key employee;

(xviii) enter into any type of contract, agreement, arrangement or otherwise commit to a transaction with (a) an Affiliate of the Seller and/or the Subsidiary, (b) any officer director, shareholder, and/or member of the Seller and/or the Subsidiary; and/or (c) any Affiliate of any of the foregoing Persons.

(xix) make any change in the assets, liabilities, financial condition or operations of the Subsidiary from that reflected on the Financial Statements, other than changes in the ordinary course of business, none of which (including changes in the ordinary course of business) individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect on such assets, liabilities, financial condition or operations;

(xx) accept any resignation or termination of any officer, key employee or group of employees of the Subsidiary and/or the Seller;

(xxi) make any material change in the contingent obligations of the Subsidiary and/or the Seller by way of guaranty, endorsement, indemnity, warranty or otherwise;

(xxii) cause any damage, destruction or loss, whether or not covered by insurance, which would have a Material Adverse Effect on the Subsidiary and/or the Seller;

(xxiii) make any waiver of a valuable right or of a material debt owed to the Seller and/or the Subsidiary;

(xxiv) make any direct or indirect loans to any stockholder, employee, officer or director, member of the Seller and/or the Subsidiary (including any Affiliate thereof);

(xxv) make any material change in any compensation arrangement, severance agreement or any other agreement with any member, employee, officer, director or stockholders (including any Affiliate thereof)

(xxvi) enter into negotiations, contracts and/or agreements with any labor organization activity related to the Subsidiary and/or the Seller;

(xxvii) incur any debt, obligation or liability incurred, assumed or guaranteed by the Seller and/or Subsidiary, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business not in excess of $50,000;

(xxviii) enter into any negotiations for and/or enter into any contracts, agreements, term sheets, letters of intent, memorandum of understandings and/or any other arrangements or commitments of any kind for (a) any sale, assignment, license, sublicense or transfer in any manner of any Owned Intellectual Property and/or Licensed Intellectual Property; (b) any change in any Contract and/or material agreement to which the Seller and/or the Subsidiary is a party or by which it is bound which materially and adversely affects the Business, assets, liabilities, financial condition, operations and/or prospects of the Subsidiary and/or the Seller; (c) any other event or condition of any character that, either individually or cumulatively, has or is reasonably likely to have a Material Adverse Effect on the Subsidiary and/or the Subsidiary; (d) any change in any Seller’s and/or Subsidiary’s authorized or issued securities and/or the grant of any option or right to purchase securities of the Seller and/or the Subsidiary; (e) any issuance of any security convertible into capital stock of the Seller or membership interests of the Subsidiary; (e) any grant of any registration rights; and/or (f) any purchase, redemption, retirement, or other acquisition by securities of the Seller and/or the Subsidiary;

(xxiv) authorize and/or effect any amendment or modification to the charter , by-laws, operating agreement, and/or formation documents of the Seller and/or the Subsidiary; and/or

(xxv) authorize and/or enter into any contract agreement, commitment and/or arrangement of any kind to do any of the foregoing.

4.4. Cooperation in Litigation and Restatement of Financial Statements

Each party hereto will reasonably cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by any party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between Buyer and/or its Affiliates or assignees, on the one hand, and the Seller and/or its Affiliates or assignees, on the other, arising out of the transactions contemplated by this Agreement). Subject to the provisions hereof regarding payments by each party of its costs and payments or attorneys’ fees and costs, the party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. In the event that it is determined by the Buyer and/or Viisage that the Financial Statements require restatement in order to comply with the provisions of the Securities Exchange Act of 1934, GAAP and/or any other accounting rule, regulation and/or requirement, the Seller and the Subsidiary and their respective Affiliates shall cooperate fully with the Buyer and Viisage in effecting such restatement on a timely basis, including, but not limited to, providing the Buyer, Viisage and their respective accountants and representatives, complete access to the Subsidiary’s and the Seller’s books, records, documents and personnel at Buyer’s expense.

4.5. Supplemental Disclosure.

At the Closing, the Seller shall supplement or amend each of the schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or listed in the schedules or which is necessary to complete, correct or update any information in the schedules.

4.6. HSR.

To the extent applicable, Buyer and the Seller shall cooperate in preparing and delivering to the Department of Justice and the Federal Trade Commission notification of the transactions contemplated hereby pursuant to, and shall use their commercially reasonable best efforts to obtain early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable. Buyer shall pay all filing fees payable under the HSR Act in connection with the transactions contemplated hereby, and Buyer shall pay costs incurred in preparation of all reports and notifications required under the HSR Act.

4.7. Reasonable Commercial Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable commercial efforts (other than the payment of money unreimbursed by the other party) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

4.8. Further Assurances.

Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement. In addition, Seller, Carroll and Tennyson will use their best efforts to have the Unexecuted Contracts signed within a reasonable time after the Closing.

4.9 Employment Offers and Agreements.

Prior to the Closing the Subsidiary shall extend offers to enter into employment agreements (conditioned on consummation of the Closing) with the employees listed on Schedule 4.9, which agreements shall include a two year non compete agreement, a requirement to devote their full working time to the affairs of the Subsidiary and such other terms acceptable to the Buyer (the “Employment Agreements”). In addition Charles Carroll (“Carroll”) shall enter into an employment agreement with the Subsidiary (the “Carroll Employment Agreement”) containing non compete provisions acceptable to the Buyer, and providing that Carroll will devote substantially all of his working time to the Business and the operation of the Subsidiary as well as such other terms that are acceptable to the Buyer. In addition Ivan Tennyson (“Tennyson”) will enter into a two year non compete agreement in a form acceptable to the Buyer (the “Tennyson Agreement”).

4.10 Payoff Letters

The Seller and the Subsidiary will obtain payoff letters from all lenders to the Subsidiary so that all borrowing obligations owed by the Subsidiary, including but not limited to those owed to Ivan Tennyson and the South Ottumwa Bank, can be paid in full at the Closing.

4.11 Deposit Agreement

The Seller will agree at the Closing to deliver the Remaining Membership Interests to a mutually agreeable escrow agent, to be held under the terms of a Deposit Agreement. The Deposit Agreement shall grant the Buyer all voting rights over the Remaining Membership Interests and prohibit their transfer once they are deposited with the escrow agent until such time that the Merger Agreement with Viisage is consummated or the 100% of the shares of common stock of the Seller is acquired by the Buyer pursuant to the Merger Agreement (the “Deposit Agreement”). The parties will use their best efforts to establish restrictions on voting and disposition of 100% of the shares of common stock of the Seller on mutually agreeable terms.

4.12 No Shop Provision

The Seller, the Subsidiary, Charles Carroll (“Carroll”), and Ivan Tennyson (“Tennyson”) agree that during the two year period commencing on execution of this Agreement, they will not individually or jointly, cause or permit any of their respective Affiliates and/or any of its or their directors, officers, employees, agents or representatives to, (a) negotiate, authorize, recommend, enter into or propose to enter into, with any person other than the Investor or persons designated by the Investor, any transaction involving (directly or indirectly) an issuance, sale or acquisition of 1% or more of any class or series of securities of the Seller and/or Subsidiary, a sale or lease of material assets of Seller and/or Subsidiary (other than in the ordinary course of IBT business consistent with past custom and practice), and/or any merger, recapitalization, business combination, strategic alliance, joint venture or similar transaction involving the Seller or Subsidiary (a “Competing Transaction”), (b) continue to engage in any pending discussions or negotiations with any third party concerning any previously proposed Competing Transaction, (c) encourage, solicit or initiate discussions, negotiations or submissions of proposals, indications of interest or offers in respect of a Competing Transaction, and/or (d) furnish or cause to be furnished to any person any information in furtherance of a Competing Transaction (collectively the “No Shop Agreement”). If the Seller and/or the Subsidiary receives any inquiry, proposal, indication of interest or offer with respect to a Competing Transaction (“Competing Proposal”), the Seller and the Subsidiary will promptly notify the Buyer of the same and the terms thereof in writing. The Seller confirms that prior to the execution of the Term Sheet, the Seller and the Subsidiary delivered to the Buyer any Competing Proposals it has received from CrossMatch after October 13, 2005. This No Shop Agreement may be terminated by Carroll, Tennyson, the Seller and the Subsidiary in the event the Buyer refuses to close on the transactions contemplated by this Agreement on or before November 14, 2005 (or, in the event of a delay described in clause (iii) below, within two (2) business days after such delay has been remedied), provided that such refusal is not the result of:

(i) any breach, untruth and/or or inaccuracy of any representation and/or warranty made by the Seller and/or the Subsidiary in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement ; or

(ii) the breach of any covenant, agreement or obligation of the Seller, the Subsidiary, Carroll, Tennyson and/or their Affiliates contained in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement; or

(iii) any delay caused by the Seller, the Subsidiary, Carroll Tennyson and/or any of their Affiliates that was identified in writing with particularity by the Buyer and delivered to the Seller no later than November 11, 2005.

4.13 Option and Lock-Up

During the two year period commencing on the execution of this Agreement, the Seller, Carroll and Tennyson, jointly and severally, irrevocably agree that they will reject any Competing Transaction and shall vote all of their respective securities in the Seller and the Subsidiary against any Competing Transaction and in favor of the transaction with the Buyer described in this Agreement. In addition the

Seller, Carroll and Tennyson shall not , at any time prior to the second anniversary of the execution of this Agreement, directly or indirectly, except to the Buyer (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the securities and/or assets of the Seller and/or the Subsidiary (except in the ordinary course of business), and/ or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the securities and/or assets of the Seller and/or the Subsidiary, except in the ordinary course of business (the “Lock-Up”). The Seller irrevocably grants to the Buyer the option to purchase 100% of the securities and assets of the Subsidiary for $60,000,000 in cash (subject to requirement that the Buyer deliver an additional $10,000,000 in the event the Subsidiary reports annual revenues of $75,000,000 for the year ended December 31, 2006) (the “Subsidiary Option”). The Subsidiary Option shall be exercisable by the Buyer during the two year period commencing on the execution of this Agreement. In addition Carroll and Tennyson, jointly and severally, irrevocably grant to the Buyer the option to purchase 100% of the capital stock and assets of the Seller for $60,000,000 in cash (subject to requirement that the Buyer deliver an additional $10,000,000 in the event the Subsidiary reports annual revenues of $75,000,000 for the year ended December 31, 2006) (the “Seller Option”). The Seller Option shall be exercisable by the Buyer during the two year period commencing on the execution of this Agreement. The Lock-Up, the Subsidiary Option and the Seller Option may be terminated by Carroll, Tennyson, the Seller and the Subsidiary in the event the Buyer refuses to close on the transactions contemplated by this Agreement, on or before November 14, 2005 (or, in the event of a delay described in clause (iii) below, within two (2) business days after such delay has been remedied), provided that such refusal is not the result of:

(i) any breach, untruth and/or or inaccuracy of any representation and/or warranty made by the Seller and/or the Subsidiary in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement ; or

(ii) the breach of any covenant, agreement or obligation of the Seller, the Subsidiary, Carroll, Tennyson and/or their Affiliates contained in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement; or

(iii) any delay caused by the Seller, the Subsidiary, Carroll Tennyson and/or any of their Affiliates that was identified in writing with particularity by the Buyer and delivered to the Seller no later than November 11, 2005.

4.14 Violation of the No Shop Agreement, Lock-Up, Subsidiary Option, Seller Option.

The parties agree that breach of the No Shop Agreement, Lock-Up, the Subsidiary Option and/or the Seller Option by the Seller, the Subsidiary, Carroll, Tennyson and/or their Affiliates will entitle the Buyer to injunctive relief to prevent such breach and to specific performance as well as all monetary and other damages allowed by law. The Buyer will not be required to post any bond or undertaking to obtain any such relief. In addition to the foregoing rights of the Buyer and not in limitation thereof, should the Seller, the Subsidiary, Carroll, Tennyson and/or their Affiliates breach the No Shop Agreement, Lock-Up the Subsidiary Option and/or the Seller Option and in the further event that a Competing Transaction is accepted by the Seller, the Subsidiary, Carroll, Tennyson and/or a majority of shareholders of the Seller and/or a majority of the members of the Subsidiary at any time during the two year period commencing on the date of the execution of this Agreement, the parties agree that the Buyer shall be paid the sum of $20,000,000, jointly and/or severally by the Subsidiary, the Seller, prior to the closing of such Competing Transaction as compensation for the loss of the Buyers business opportunity as contemplated by this Agreement and for the value of its time, resources and expenses incurred in connection with evaluating, reviewing and attempting to close on this Agreement. The Seller, the Subsidiary, Carroll, Tennyson

and/or their Affiliates acknowledge that the provisions of the No Shop Agreement, Lock-Up, the Subsidiary Option and/or the Seller Option are an integral part of the transactions contemplated by this Agreement and that without these provisions the Buyer would not enter into this Agreement and/or agree to pay the Purchase Price as set forth herein. The parties understand and agree that Carroll, Tennyson, Richard Spencer and Phillip Sandidge own all of the outstanding securities of the Seller and the Seller owns all of the Voting securities of the Subsidiary and that all parties agree that the $20,000,000 is a fair and equitable amount to compensate the Buyer for the loss of the business opportunity hereunder and for the value of its time, resources and expenses incurred in connection with evaluating, reviewing and attempting to close on this Agreement. In the event a court of competent jurisdiction determines that the $20,000,000 payment is not enforceable or allowable, the parties agree that the Court shall establish the maximum amount of payment that would be enforceable or allowable under applicable law as it is the parties intention that the Investor receive such maximum amount in the event of such a breach. Moreover in the event any provision of Section 4.12, 4.13 and/or 4.14 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of such Sections shall not in any way be affected or impaired thereby.

5. Survival; Indemnification.

5.1. Survival.

The representations and warranties made in this Agreement shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the fifteen month anniversary of the Closing Date, except those representations and warranties contained in (i) Sections 2.19 (Taxes), 2.11 (Litigation), and 2.2 (Ownership of Membership Interests) which will survive until the expiration of the applicable statute of limitations. As to any matter or claim which is based upon fraud, consisting of an intentional misrepresentation or intentional concealment of a material fact known to the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation.

5.2 Escrow Fund.

At the Closing, Buyer, the Seller, the Subsidiary and the Escrow Agent (to be mutually selected by the Buyer and the Seller) shall execute and deliver the Escrow Agreement attached hereto as Exhibit 5.2. $750,000 in cash shall be deposited with the Escrow Agent (the “Escrow Fund”). The Escrow Fund shall be available only for the purpose of satisfying indemnity obligations under Section 5.3 hereof and other obligations of the Seller and/or the Subsidiary identified in this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

5.3. Indemnification by the Seller.

Subject to the limits set forth in this Article 5, the Seller, the Subsidiary and their Affiliates and its successors and assigns shall, jointly and severally, indemnify, defend, reimburse and hold harmless Buyer and its Affiliates (including wholly-owned business entities of Buyer) and their successors and assigns (“Buyer Indemnified Persons”), and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) (“Losses”) reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

(a) any breach, untruth and/or or inaccuracy of any representation or warranty made by the Seller and/or the Subsidiary in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement; and/or

(b) the breach of any covenant, agreement or obligation of the Seller, the Subsidiary ,Carroll, Tennyson and/or their Affiliates contained in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement; and/or

(c) any liability to the extent arising out of the ownership or operation of the Subsidiary prior to the Closing, including, but not limited to, those related to legal actions, claims, suits, proceedings or investigations.

5.4. Indemnification by Buyer.

Subject to the limits set forth in this Article 5, Buyer and its successors and assigns shall indemnify, defend, reimburse and hold harmless the Seller and its successors and assigns from and against any and all Losses reasonably incurred by any such Seller arising out of or in connection with any of the following:

(a) any untruth or inaccuracy of any representation or warranty made by Buyer in this Agreement, the Schedules attached hereto and/or any certificates delivered by Buyer pursuant to this Agreement; and

(b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement, the Schedules attached hereto and/or any certificates delivered by Buyer pursuant to this Agreement.

5.5. Indemnification Procedure.

(a) Whenever the Buyer seeks indemnification for any losses described in Section 5.3(provided the Escrow Agent is holding Escrow Funds) , the Buyer shall provide notice of such claim to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall disburse the Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement. The terms of the Escrow Agreement shall substantially provide that :

If the Escrow Agent receives written instructions signed by both the Buyer and the Seller directing disbursement of the Escrow Funds in the Escrow Account, the Escrow Agent shall disburse such funds in accordance with such instructions within 5 days after receiving such instructions. If prior to fifteen months after the Closing the Buyer simultaneously delivers to Seller and the Escrow Agent a written notice signed by the Buyer (the “Distribution Notice”) stating that the Buyer or any Buyer Indemnified Person as defined in Section 5.3 of this Agreement is entitled to indemnification under Section 5.3 of this Agreement, and stating the amount of the funds in the Escrow Account to be distributed to Buyer to satisfy such indemnification obligations (such notice to specify in reasonable detail the basis for Buyer’s claim and the basis for the calculation of the amount of the claim), then unless the Escrow Agent receives a written objection from the Seller (an “Objection”) within fifteen business days after the Seller received such Distribution Notice, the Escrow Agent shall (i) promptly notify the Buyer and the Seller that no Objection was received from the Seller within such fifteen-day period and

(ii) promptly transfer and deliver (in no event later than 2 business days thereafter) to Buyer the portion of the funds in the Escrow Account specified in such Distribution Notice (for distribution by the Buyer to the relevant Buyer Indemnified Person(s)).If within fifteen business days after the date upon which Seller and the Escrow Agent have received a copy of a timely Distribution Notice, the Escrow Agent receives an Objection from Seller, the Escrow Agent shall (i) promptly notify the Buyer of its receipt of the Objection and provide Buyer with a copy thereof, and (ii)promptly transfer and deliver (in no event later than 2 business days thereafter) to Buyer such portion of the funds in the Escrow Account as is necessary to satisfy the amount, if any, described in the Distribution Notice that is not stated to be the subject of the Objection. The Escrow Agent shall not transfer and deliver to Buyer any amounts described in the Distribution Notice to which Seller has objected in the Objection until the earlier to occur of (i) Seller and the Buyer directing the Escrow Agent in a writing signed by both of them to transfer and deliver a particular amount of the funds in the Escrow Account to Buyer and/or Seller, or (ii) the Escrow Agent having received an original, signed copy of a final nonappealable judicial determination with respect to the disposition of the Objection which requires the delivery of a particular amount of the funds in the Escrow Account to Buyer and/or the Seller. Upon receipt of either a jointly signed direction or an original, signed copy of such determination, the Escrow Agent shall promptly take the action as set forth therein. Any funds, and interest thereon, that remains in the Escrow Account two years after the Closing and, provided that they are not subject to a pending Distribution Notice and/or Objection, shall be delivered by the Escrow Agent to Buyer. If, on such date, there are one or more outstanding Distribution Notices and/or Objections, the Escrow Agent shall distribute to the Buyer only an amount equal to the amount by which the Escrow Account the aggregate amount of the Distribution Notices and the remaining amount will continue to be held until the earlier to occur of (i) Buyer and Seller directing the Escrow Agent in a writing signed by both of them to transfer and deliver a particular amount of the funds in the Escrow Account as directed by the Buyer and Seller, or (ii) the Escrow Agent having received an original, signed copy of a judicial determination with respect to the disposition of the Objection which requires the delivery of a particular amount of the funds in the Escrow Account Buyer and/or Seller. If any funds remain in the Escrow Account after the resolution and payment provided for in the immediately preceding sentence, the Escrow Agent shall release and pay such remainder to the Buyer.

The parties agree that in the event judicial proceedings are instituted in connection with a dispute regarding distribution of the Escrow Fund by the Escrow Agent should judicial proceeding, the losing party in such judicial proceeding shall be liable for all attorneys fees, costs, expert fees and other costs, fees and expenses of the winning party in connection with such judicial proceeding.

(b) In the event the Escrow Agent is no longer holding Escrow Funds and/or in all other cases other than those covered by Section 5.5 (a) whenever any claim shall arise for indemnification or other claim hereunder (a “Claim”), the party seeking indemnification or making any other claim under this Agreement (the “Indemnitee”) shall promptly give written notice to the party which is or may be obligated to provide indemnity or other recovery (the “Indemnitor”) with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby. If a Claim is made hereunder, the Indemnitor shall make prompt payment of such Claim to the Indemnitee subject to the terms and limitations set forth herein, provided however, if an Indemnitor disputes all or any portion of the Claim or related Losses, any dispute related thereto shall be resolved pursuant to the arbitration provisions of Section 7.13

(c) In the case of any claim, action, or proceeding made or instituted by a third-party (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor of such Third Party Claim for which indemnification or other recovery will be sought under this Section 5 or for any other breach of this Agreement, and the Indemnitor will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the Seller and the Buyer shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the Indemnitee. If (A) a firm written offer is made to settle any such Third Party Claim; (B) the proposed settlement amount is less than the Indemnity Cap; (C) the indemnifying party proposes to accept such settlement; and (D) the Indemnitee refuses to consent to such settlement, then: (i) the Indemnitor shall be excused from, and the Indemnitee shall be solely responsible for, all further defense of such Third Party Claim; and (ii) the maximum liability of the Indemnitor relating to such Third Party Claim, shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnitee on such Third Party Claim is greater than the amount of the proposed settlement.

(d) Any disputes between the Indemnitor and Indemnitee concerning their respective rights and obligations under this Article 5 shall be resolved in accordance with Section 7.13.

(e) Subject to the limitations set forth herein, the obligation of the Indemnitor to indemnify the Indemnitee against Losses arising under this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

5.6. Limitations.

(a) Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any person entitled to indemnity under this Article 5 or to pay damages in respect of contract or other claims arising under this Agreement or any other Transaction Document unless the persons so entitled to indemnity or recovery thereunder have suffered Losses in an aggregate amount attributable to all Indemnification Claims and obligations in excess of Fifty Thousand Dollars ($50,000) (the “Threshold”). Once the aggregate amount of Losses (that are individually below the Threshold) exceeds the Threshold, persons entitled to recovery shall be entitled to recover the full amount of all such Losses, regardless of the Threshold. No person shall be entitled to indemnification under this Article 5 for Losses directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement or any duty to the potential Indemnitor.

(b) The maximum aggregate liability of the Seller to Buyer, and Buyer to the Seller, for all claims arising under this Agreement and the other Transaction Documents shall equal One Million Five Hundred Thousand Dollars ($1,500,000) (the “Indemnity Cap”), provided, however, that there shall be no limitation in the event that a court of competent jurisdiction determines that there has been any act of fraud and/or intentional misrepresentation or omission by the Seller and/or the Subsidiary in any representation, warranty or covenant contained in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement.

(c) The rights to indemnification set forth in this Agreement shall be the sole and exclusive remedy to each party for matters covered by such indemnification rights.

6. Conditions to Closing.

6.1. Conditions to Obligations of Each Party.

The obligations of the Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition.

(a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which materially adversely affects the assets, properties, operations, net income or financial condition of the Subsidiary, is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could constitute a Material Adverse Change.

(b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, including, without limitation, expiration or termination of the waiting period prescribed by the HSR Act, if applicable, the failure of which to obtain could constitute a Material Adverse Effect.

6.2. Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment to Buyer’s satisfaction, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion; provided however, such waiver will not waive or diminish Buyer’s right to indemnification pursuant to Article 5, unless so stated:

(a) Representations and Warranties True. The representations and warranties of the Seller and the Subsidiary contained in this Agreement, the Schedules attached hereto, any certificate delivered by the Seller and/or the Subsidiary pursuant to this Agreement and/or in any other Transaction Document shall be true and correct in all material respects as of the date hereof and on the Closing Date, and at the Closing the Seller and the Subsidiary shall have delivered to Buyer a certificate dated the Closing Date to such effect signed by the President and the Secretary of the Seller and the managing member of the Subsidiary in substantially the form attached hereto as Exhibit A.

(b) Performance of the Seller. The Seller, the Subsidiary, Carroll, Tennyson and their Affiliates shall have performed, satisfied and complied in all material respects with all obligations and covenants required to be performed by each of it under this Agreement on or before the Closing Date, and at the Closing the Seller, and the Subsidiary shall each have delivered to Buyer a certificate to such effect dated the Closing Date and signed by the President and the Secretary of the Seller, Carroll, Tennyson and the managing members in substantially the form attached hereto as Exhibit A.

(c) Additional Closing Documents of the Seller. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

(i) Copies, certified by the Secretary of the Seller and the of resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Seller and the consummation of the transactions contemplated hereby and thereby, to the extent applicable, and certification as to the Certificate of Authority and the Operating Agreement of the Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Subsidiary and the consummation of the transactions contemplated hereby and thereby,, in the form of Officer’s Certificate attached hereto as Exhibit 6.2 (c) ;

(ii) A certificate of existence/good standing issued by the Secretary of State of Delaware as of a recent date prior to Closing for the Seller; and

(iii) Such other documents as Buyer may reasonably request, including, but not limited to, the written approval of the transactions contemplated by this Agreement and the Merger Agreement executed by all shareholders of the Seller..

(d) Additional Closing Documents. Buyer has received, or is receiving at the Closing such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of the Seller or in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents as Buyer or its counsel may reasonably request.

(e) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other Person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, the absence of which could result in material liability to Buyer or a Material Adverse Change, or the cancellation or adverse change in terms of, or payments under, any Contract, shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date, provided, however, that receipt of the consent of Lockheed and/or TSA is not a condition of Closing.

(f) No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any (i) Material Adverse Change or any event or circumstance that would reasonably be expected to result in a Material Adverse Change; and/or (ii) event set forth in Section 4.3

(g) Delivery of Employment Agreements. The Employment Offers, the Carroll Employment Agreement and the Tennyson Agreement have been executed on terms and conditions acceptable to the Buyer.

(h) Satisfaction of Debt. At the Closing the Subsidiary will utilize the Additional Purchase Price received for the Additional Membership Interests to satisfy all outstanding borrowing obligations owed by the Subsidiary as of the Closing (collectively “Debts”).

(i) Minimum Equity. At the closing after the Buyer’s investment in the Subsidiary, the payoff of all borrowings and the delivery of the Purchase Price to the Seller and the Additional Purchase Price to the Subsidiary, the membership equity of the Subsidiary shall be at a minimum of $2,663,000 and the shareholders equity of the Seller shall be at a minimum of $2,663,000, both of which figures shall be calculated in accordance with GAAP and in a manner consistent with the Financial Statements and based on the adjustments set forth on Schedule 6.2(j). The Purchase Price payable to the Seller for the Membership Interests will be reduced on a dollar-for-dollar basis for each one dollar that the Subsidiary’s membership equity and/or the Seller’s shareholders equity (but not both) is below the minimum figures set forth in the preceding sentence for such categories.

(j) Deposit Agreement The Deposit Agreement, in a form reasonably acceptable to the Buyer, is executed by the Seller and the Remaining Membership Interests are delivered to the escrow agent in accordance with the terms of the Deposit Agreement.

(k) Amended Operating Agreement The entry into an amended operating agreement for the Subsidiary by the Seller and the Buyer pursuant to which amended operating agreement the Buyer, or its designee, is appointed the sole managing member of the Subsidiary with full power and authority to act on behalf on the Subsidiary in any and all matters. The amended operating agreement shall (i) provide that all officers and persons with authority to bind the Subsidiary shall be appointed by Buyer, , (i) provide that the Seller shall not be entitled to share in any profits or distributions of the Subsidiary, and (iii) contain such other terms and provisions that are acceptable to Buyer in its sole discretion. The resignation of the existing managing member and all other officers and persons with authority to bind the Subsidiary shall be delivered to the Buyer at the Closing.

(l) Amended By-Laws The By Laws of the Seller shall be modified to provide that the Board of Directors of the Seller shall consist of six (6) directors. Robert LaPenta, or his designee, shall be appointed as the Chairman of the Board of Directors of the Seller and the Buyer shall designate the other five (5) remaining Board Members. The resignation of all existing Board Members will be delivered at the Closing.

(m) Legal Opinion. Delivery of a favorable opinion of Seller’s and Subsidiary’s counsel, dated as of the Closing Date in the form attached hereto as Schedule 6.2(m).

(n) General Releases Delivery of general release in favor of the Subsidiary and the Seller executed by Carroll, Tennyson and all other shareholders of the Seller releasing the Subsidiary and the Seller from all claims except those that may be made as a result of the violation of this Agreement and any claims for accrued but unpaid salaries and benefits.

(o) The individual shareholders of the Seller shall have paid and satisfied in full the Haley Obligation, the Seller’s Brokers Fees and any other payments and/or monetary obligations of any kind whatsoever that become due and/or payable by the Subsidiary and/or the Seller to any Person as a result of the purchase of the Membership Interests, the Additional Interests, the consummation of any transaction contemplated by this Agreement and/or the Merger Agreement.

6.3. Conditions to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more of which may be waived by the Seller in writing in its discretion; provided however, such waiver will not waive or diminish the right of the Seller to indemnification pursuant to Article 5, unless so stated:

(a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any other Transaction Document shall be true and correct in all material respects on the date hereof and on the Closing Date, and at the Closing Buyer shall have delivered to the Seller a certificate to such effect dated the Closing Date, signed by an authorized manager of Buyer in substantially the form attached hereto as Exhibit B.

(b) Performance of Covenants. Buyer shall have performed, satisfied and complied in all material respects with all obligations and covenants required to be performed by Buyer under this Agreement on or before the Closing Date, and at the Closing Buyer shall have delivered to the Seller a certificate to such effect dated the Closing Date signed by an authorized officer of Buyer in substantially the form attached hereto as Exhibit B.

(c) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing copies, certified by an authorized officer of Buyer, of resolutions of its board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby.

(d) The Cash Payment. The Seller shall have received all of the Purchase Price, as described in Section 1.3.

(e) Consents and Approvals. All required consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, needed by the Buyer in connection with the execution, delivery and performance of this Agreement, the absence of which could result in material liability to the Subsidiary or a Material Adverse Change, , shall have been duly obtained in form reasonably satisfactory to the Seller, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to the Seller on or before the Closing Date.

(f) No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any material adverse change or any event or circumstance that would reasonably be expected to result in a material adverse change in Buyer.

(g) Merger Agreement. The Buyer shall have delivered to the Seller a Merger Agreement in form and substance satisfactory to the Seller providing, in part, that the Buyer shall use its best efforts to cause Viisage to enter into and close a merger agreement with the Seller pursuant to which Viisage will exchange 5,000,000 shares of common stock of Viisage (adjusted for forward and reverse stock splits, stock dividends, recapitalizations and similar transactions occurring after the date hereof) for 100% of the outstanding shares of stock of the Seller, in a tax free reorganization. The Merger Agreement shall also provide that if Viisage does not enter into and close such Merger Agreement on or before January 30, 2006 then the Buyer shall purchase at the Buyer’s option, either the Remaining Membership Interests owned by the Seller in the Subsidiary or 100% of the issued and outstanding capital stock of the Seller for an aggregate price of $25,000,000 and shall receive the binding commitment of the Buyer to deliver an additional $10,000,000 in the event that revenues of the Subsidiary, calculated in accordance with GAAP, for the year ended December 31, 2006 exceed $75 million. Robert LaPenta, at the Closing, shall deliver his personal guarantee, in the form attached hereto as Schedule 6.3 (g), guarantying to the Seller that the Buyer will meet the foregoing commitment on the failure of Viisage to close on the Merger Agreement. Such Merger Agreement shall further provide that if the merger with Viisage closes, the shareholders of the Seller shall have the right and option to receive, for each share of Viisage common stock delivered to the shareholders of the Seller pursuant to the Merger Agreement, the difference between $5.00 ($7.00 in the event that revenues of the Subsidiary, calculated in accordance with GAAP, for the year ended December 31, 2006 exceed $75 million) and the average of the closing bid prices of Viisage’s common stock as reported on NASDAQ Stock Market during the month February 2007 (the “Average Price”).. The difference shall, at the option of the shareholder, be paid to the Seller in common stock of Viisage and/or in cash. The difference will be paid only in the event the Average Price is lower than $5.00 per share ( $7.00 in the event that revenues of the Subsidiary, calculated in accordance with GAAP, for the year ended December 31, 2006 exceed $75 million). The per share prices set forth above shall be adjusted for forward and reverse stock splits, recapitalizations and similar transactions occurring after the date hereof (h) Legal Opinion. Delivery of a favorable opinion of Buyer’s counsel, dated as of the Closing Date in the form attached hereto as Schedule 6.3(h).

(h) Legal Opinion. Delivery of a favorable opinion of Buyer’s counsel, dated as of the Closing Date in the form attached hereto as Schedule 6.3(h)

7. Miscellaneous.

7.1. Termination.

(a) This Agreement and the transactions contemplated hereby may be terminated (a) by Buyer, if (i) the Seller, the Subsidiary, Carroll ,Tennyson and/or their Affiliates fail to comply in any material respect with any of its covenants, obligations or agreements contained and/or referred to herein, or (ii) any of the representations and warranties of the Seller and/or the Subsidiary is breached and/or or is inaccurate and/or untrue in any material way; or (b) by the Seller if (i) Buyer fails to comply in any material respect with any of its covenants or agreements contained herein, or (ii) any of the representations and warranties of Buyer is breached or is inaccurate in any material way; or (c) by the Seller or the Buyer if (i) a Governmental Entity has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (ii) a condition to its performance hereunder has not been satisfied or waived prior to November 14, 2005. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement

(b) In the event of termination of this Agreement pursuant to this Section 7.1, written notice shall be given forthwith by the terminating party to the other parties, and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party.

(c) Notwithstanding anything to the contrary herein, in the event of the breach of any covenant, agreement or obligation of either party (a “Breaching Party”) contained in this Agreement, the Schedules attached hereto and/or any certificate delivered by the Breaching Party pursuant to this Agreement, the non-Breaching Party will be entitled to obtain injunctive relief to prevent such breach and to specific performance as well as all monetary and other damages allowed under this Agreement. The non-Breaching Party will not be required to post any bond or undertaking to obtain any such relief. The foregoing rights shall be in addition to any other rights exercisable under this Agreement and not in limitation thereof.

7.2. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.2:

If to Buyer:

L-1 Investment Partners LLC

177 Broad Street

12th Floor

Stamford, CT 06901

Attention: Jim DePalma

With a copy to:

McManus, Collura & Richter, P.C.

48 Wall Street

New York, NY 10005

Attention: Anthony M. Collura

If to the Seller:

Integrated Biometric Technology, Inc.

25 Century Boulevard

Suite 210

Nashville, TN 37214

Attention: Charles R. Carroll

With a copy to:

Boult, Cummings, Conners & Berry, PLC

Suite 700

1600 Division Street

Nashville, TN 37203

Attention: Bill Earthman

7.3. Assignability and Parties in Interest.

This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon Buyer and the Seller and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except in connection with permitted assignments as provided above. Notwithstanding the foregoing, the Buyer may assign its rights and/or interests to a wholly-owned subsidiary or a wholly-owned limited liability company of Viisage or to an Affiliate of Buyer, provided that such assignment shall not relieve the Buyer from any obligations hereunder or under any of other documents to be delivered by the Buyer hereunder, including the Merger Agreement, which obligations and/or delivery Viisage or the Affiliate of Buyer fails to comply with.

7.4. Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts-of-law principles.

7.5. Counterparts.

Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.6. Publicity.

Prior to the Closing Date, no party may, nor may it permit its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and the Seller.

7.7. Complete Agreement.

This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

7.8. Modifications, Amendments and Waivers.

No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties hereto. At any time prior to the Closing Date or termination of this Agreement, any party may, (a) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any other Transaction Document; and (b) waive compliance by any other party with any of the covenants or agreements contained in this Agreement,. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar.

7.9. Headings; References.

The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement and the other Transaction Documents. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

7.10. Severability.

Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.12. Expenses of Transactions.

All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs and expenses incurred by the Seller in connection with the transactions contemplated by this Agreement shall be borne by the shareholders of the Seller.

7.13. Arbitration.

(a) (i) Any controversy or claim arising out of or relating to this Agreement, other than those with respect to matters that occur prior to the Closing and/or disputes regarding payment to the Buyer for indemnification claims under Section 5.5 (a) from the Escrow Fund (“Arbitration Excluded Claims”), shall be solely and finally settled by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules as then in effect (the “Rules”), except to the extent such Rules vary from the following provisions. Notwithstanding the previous sentence, the parties hereto may seek provisional remedies in courts of appropriate jurisdiction, and such request shall not be deemed a waiver of the right to compel arbitration of a dispute hereunder. Arbitration Excluded Claims shall be presented in any Federal Court possessing jurisdiction over such matters.

(ii) The arbitration shall be conducted by one independent and impartial arbitrator, appointed by the AAA; provided however, if the claim and any counterclaim, in the aggregate exceed One Hundred Thousand Dollars ($100,000) (the “Arbitration Threshold”), exclusive of interest and attorneys’ fees, the dispute shall be heard and determined by three (3) arbitrators as provided herein (such arbitrator or arbitrators are hereinafter referred to as the “Arbitrator”). The judgment of the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be held in Wilmington, Delaware unless the parties to the arbitration agree to another location.

(b) If a party hereto determines to submit a dispute for arbitration pursuant to this Section 7.13, such party shall furnish the other party with whom it has the dispute with a notice of arbitration as provided in the Rules (an “Arbitration Notice”) which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to the AAA, along with a copy of this Agreement, and if pursuant to Section 7.13(a) one (1) Arbitrator is to be appointed, a request to appoint the Arbitrator. If a party has a counterclaim against the other party, such party shall furnish the party with whom it has the dispute a notice of such claim as provided in the Rules (a “Notice of Counterclaim”) within ten (10) calendar days of receipt of the Arbitration Notice, which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Notice of Counterclaim shall be concurrently provided to the AAA. If the claim set forth in the Notice of Counterclaim causes the aggregate amount in dispute to exceed the Arbitration Threshold, the Notice of Counterclaim shall so state. If pursuant to Section 7.13(a) three (3) Arbitrators are to be appointed, within fifteen (15) calendar days after receipt of the Arbitration Notice or the Notice of Counterclaim as applicable, each party shall select one person to act as Arbitrator and the two (2) selected shall select a third arbitrator within ten (10) calendar days of their appointment. If the Arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within such time, the third arbitrator shall be selected by the AAA. Each arbitrator shall have served previously as an arbitrator and shall be a practicing attorney or a retired or former judge and have at least fifteen (15) years experience with and knowledge of securities laws, complex business transactions, and mergers and acquisitions.

(c) Once an Arbitrator is assigned to hear the matter, the Arbitrator shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

(d) At the pre-hearing conference, the Arbitrator shall have the discretion to order, to the extent the Arbitrator deems relevant and appropriate, that each party may (i) serve a maximum of one set of no more than twenty (20) requests for production of documents and one set of ten (10) interrogatories (without subparts) upon the other parties; and (ii) depose a maximum of five (5) witnesses. All objections to discovery are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The responses to the document demand, the documents to be produced thereunder, and the responses to the interrogatories shall be delivered to the propounding party thirty (30) calendar days after receipt by the responding party of such document demand or interrogatory. Each deposition shall be taken on reasonable notice to the deponent, and must be concluded within eight (8) hours and all depositions must be taken within forty-five (45) calendar days following the pre-hearing conference. Any party deposing an opponent’s expert must pay the expert’s fee for attending the deposition. All discovery disputes shall be decided by the Arbitrator.

(e) The parties must file briefs with the Arbitrator pursuant to a schedule established by the Arbitrator, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrator of the arrangement in advance of the hearing, and must pay for the cost incurred.

(f) The Arbitrator’s award shall be in writing, signed by the Arbitrator and shall contain a concise statement regarding the reasons for the disposition of any claim.

(g) To the extent permissible under applicable law, the award of the Arbitrator shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

7.14. Submission to Jurisdiction.

All actions or proceedings arising in connection with this Agreement for preliminary or injunctive relief or matters not subject to arbitration, if any, shall be tried and litigated exclusively in the state or federal courts located in the State of Tennessee, or such other venue as may be mutually agreed to by the parties. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the State of Tennessee shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.15. Attorneys’ Fees

If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Seller or any of its Affiliates, successors or assigns, or if the Seller or any of its Affiliates, successors or assigns, his or her heirs, Affiliates or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an “Action”), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs (at the prevailing party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.

For the purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

For purposes of this paragraph, “prevailing party” includes, without limitation, a party who agrees to dismiss an action on the other party’s payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest Purchase Agreement as of the date first above written.

L-1 INVESTMENT PARTNERS, LLC

“Buyer”

By:	/s/ James DePalma
Name:	James DePalma
Title:	Partner

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

“Seller”

By:	/s/ Charles R. Carroll
Name:	Charles R. Carroll
Title:	President

INTEGRATED BIOMETRIC TECHNOLOGY, LLC.

“Subsidiary”

By:	/s/ Charles R. Carroll
Name:	Charles R. Carroll
Title:	CEO

By:	/s/ Charles R. Carroll
Name:	Charles Carroll

By:	/s/ Ivan Tennyson
Name:	Ivan Tennyson

By:	/s/ Richard Spencer
Name:	Richard Spencer

By:	/s/ Phillip Sandidge
Name:	Phillip Sandidge